Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2010 FINANCIAL RESULTS

2010 Non-GAAP Operating Loss Improves by 93% to $4 Million Compared to 2009

San Diego, CA — January 26, 2011 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2010. The Company reported total revenue of $174.2 million for the quarter ended December 31, 2010, including net product sales of $162.3 million and revenue under collaborative agreements of $11.9 million. Non-GAAP operating income was $22.9 million for the quarter ended December 31, 2010, compared to non-GAAP operating loss of $17.0 million for the same period in 2009. Net loss, excluding restructuring charges, was $11.9 million, or $0.08 per share for the quarter ended December 31, 2010, compared to $44.7 million, or $0.32 per share for the same period in 2009. GAAP net loss was $19.2 million, or $0.13 per share for the quarter ended December 31, 2010, compared to $50.3 million, or $0.35 per share for the same period in 2009.

For the year ended December 31, 2010, the Company reported total revenue of $668.8 million, which includes net product sales of $651.1 million, and revenues under collaborative agreements of $17.7 million. Non-GAAP operating loss was $4.4 million for the year, compared to a loss of $58.7 million for 2009. Net loss, excluding restructuring charges, was $135.5 million, or $0.94 per share, for the year ended December 31, 2010, compared to $169.3 million, or $1.20 per share, for 2009. GAAP net loss was $152.3 million, or $1.06 per share, for the year ended December 31, 2010, compared to $186.3 million, or $1.32 per share for 2009. At December 31, 2010 the Company held cash, cash equivalents, short-term investments and restricted cash of $457.7 million.

“In 2010, Amylin achieved results that demonstrate our continued commitment to strong financial discipline and operational efficiency,” said Daniel M. Bradbury, president and chief executive officer, Amylin Pharmaceuticals. “This year we will focus on our highest corporate priority — responding to the recent complete response letter for BYDUREON — so that we can make this important therapy available to patients in the U.S. as soon as possible. While we advance this and other value drivers, we will continue to aggressively manage expenses to position Amylin for sustainable growth in the years ahead.”

Fourth Quarter Highlights

Highlights of Amylin’s fourth quarter and recent activities include:

BYDUREON

•                  Received written feedback from the U.S. Food and Drug Administration (FDA) indicating approval of the study design for the required thorough QT (tQT) study to support the regulatory application for BYDUREON™ (exenatide extended-release for injectable suspension).  The study is expected to begin in February.

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BYETTA

•                  Received $10 million milestone payment upon launch of BYETTA® (exenatide) injection by partner Eli Lilly and Company in Japan for the treatment of type 2 diabetes in patients who have not achieved adequate glycemic control while taking certain oral anti-diabetes therapies in addition to diet and exercise.

•                  Announced results from a retrospective study of nearly 375,000 type 2 diabetes patients evaluating the incidence of events related to cardiovascular disease (CVD) and all-cause hospitalizations among initiators of BYETTA compared to initiators of other commonly used diabetes medications. In the study, BYETTA was associated with a lower incidence of CVD-related events than insulin, thiazolidinediones (TZDs) and sulfonylureas and a comparable incidence versus metformin and Januvia® (sitagliptin). BYETTA was also associated with a lower incidence of all-cause hospitalizations than insulin, TZDs and sulfonylureas; a comparable incidence versus metformin and a higher incidence than Januvia.

•                  Submitted a supplemental New Drug Application (sNDA) to the FDA for the expanded use of BYETTA as an add-on therapy to basal insulin, with or without metformin and/or a TZD in conjunction with diet and exercise for adults with type 2 diabetes who are not achieving adequate glycemic control.

•                  Lilly received approval of BYETTA in Canada for the treatment of adults with type 2 diabetes for use as a combination therapy with metformin and/or a sulfonylurea to improve blood sugar control in adults with type 2 diabetes who have not achieved adequate glycemic control on maximally tolerated doses of these oral therapies, in addition to diet and exercise.

Lipodystrophy Program

•                  Submitted the initial sections of a rolling submission for a Biologics License Application (BLA) to the FDA for the use of metreleptin to treat diabetes and/or hypertriglyceridemia in patients with rare forms of lipodystrophy. The Company plans to submit the chemistry, manufacturing and controls (CMC) section of the BLA by the end of 2011, which will complete the submission.

Corporate

•                  Announced research collaboration agreement with the Juvenile Diabetes Research Foundation to provide financial support for a clinical proof-of-concept study to investigate the effects of metreleptin, an analog of the human hormone leptin, in patients with type 1 diabetes.

Quarter Ended December 31, 2010

Net product sales of $162.3 million for the quarter ended December 31, 2010 include U.S. sales of $136.4 million for BYETTA and $25.9 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $184.3 million, consisting of $163.7 million for BYETTA sales in the U.S. and $20.6 million for SYMLIN for the same period in 2009.

Revenue under collaborative agreements was $11.9 million for the quarter ended December 31, 2010, compared to $1.3 million for the same period in 2009. In 2010, revenues under collaborative agreements consist of a $10.0 million milestone payment earned upon Lilly’s December 2010 launch of BYETTA in Japan and the amortization of upfront fees received under the Company’s collaboration agreement with Takeda Pharmaceutical Company Limited. In 2009, revenues under collaborative agreements consist of the amortization of upfront fees received under the Company’s collaboration agreements with Lilly and Takeda.

Selling, general and administrative expenses decreased to $65.0 million for the quarter ended December 31, 2010 from $84.2 million for the same period in 2009. The decrease primarily reflects lower incentive compensation costs and continued efforts to drive efficiencies in our cost structure.

Research and development expenses decreased to $35.0 million for the quarter ended December 31, 2010, compared to $50.2 million for the same period in 2009. The decrease primarily reflects lower incentive compensation costs and decreased expenses for BYDUREON pre-launch activities.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $63.1 million for the quarter ended December 31, 2010, compared to $75.4 million for the same period in 2009.

Non-GAAP operating income was $22.9 million for the quarter ended December 31, 2010, compared to non-GAAP operating loss of $17.0 million for the same period in 2009. GAAP net loss was $19.2 million, or $0.13 per share for the quarter ended December 31, 2010, compared to a loss of $50.3 million, or $0.35 per share for the same period in 2009. Net loss, excluding restructuring charges, was $11.9 million, or $0.08 per share for the quarter ended December 31, 2010, compared to a loss of $44.7 million, or $0.32 per share for the same period in 2009.

Year Ended December 31, 2010

Total revenue for the year ended December 31, 2010 was $668.8 million. This includes net product sales of $651.1 million, consisting of $559.3 million for BYETTA sales in the U.S. and $91.8 million for SYMLIN. This compares to total revenue of $758.4 million for 2009, including net product sales of $754.0 million consisting of $667.6 million for BYETTA sales in the U.S. and $86.4 million for SYMLIN.

Revenues under collaborative agreements were $17.7 million for the year ended December 31, 2010, compared to $4.4 million for 2009. In 2010, revenues under collaborative agreements consist of a $10.0 million milestone payment earned upon Lilly’s December 2010 launch of BYETTA in Japan and the amortization of upfront fees received under the Company’s collaboration agreements with Takeda. In 2009, revenues under collaborative agreements consist of the amortization of upfront fees received under the Company’s collaboration agreements with Lilly and Takeda.

Selling, general and administrative expenses decreased to $288.7 million for 2010 from $343.9 million for 2009. The 16.1% decrease primarily reflects reduced sales force and business infrastructure expenses driven by the Company’s reduced cost structure.

Research and development expenses decreased to $171.3 million for the year ended December 31, 2010 from $185.1 million for 2009. The 7.5% decrease primarily reflects decreased development expenses for the Company’s obesity programs, driven by development expense cost-sharing with Takeda. The decrease in obesity development expenses is partially offset by increased BYDUREON expenses associated with manufacturing readiness, a cardiovascular outcomes study and development activities for the exenatide suspension formulation.

Collaborative profit sharing, which represents Lilly’s 50% share of BYETTA gross margin, was $257.1 million for the year ended December 31, 2010, compared to $302.9 million for 2009.

Non-GAAP operating loss was $4.4 million for the year ended December 31, 2010, compared to $58.7 million for 2009. Net loss, excluding restructuring charges, was $135.5 million, or $0.94 per share, for the year ended December 31, 2010, compared to $169.3 million, or $1.20 per share, for 2009. GAAP net loss was $152.3 million, or $1.06 per share, for the year ended December 31, 2010, compared to $186.3 million, or $1.32 per share for 2009.

Conference Call

Amylin will webcast its Quarterly Update and Year End Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and 2010 financial results. A slide presentation accompanying the conference call will be available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast, please log on to the website approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode number 75593. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 567-0472 (U.S./Canada) or (203) 369-3447 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating income/(loss) excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its previously stated goal of generating sustainable positive non-GAAP operating results is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the results of the retrospective study mentioned in this press release will not be predictive of future use; risks that the CMC section of the metreleptin BLA mentioned in this press release may not be submitted in a timely fashion or that the BLA will not receive regulatory approval; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests, such as the sNDA mentioned in this press release, may not be submitted timely or receive FDA approval; risks that the tQT study mentioned in this press release will not be initiated or completed in a timely manner; risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

 (Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(unaudited)

	Quarter ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenues:
Net product sales	$162,315	$184,277	$651,113	$753,993
Revenues under collaborative agreements	11,875	1,250	17,700	4,426
Total revenues	174,190	185,527	668,813	758,419

Costs and expenses:
Cost of goods sold	14,042	17,450	61,687	82,999
Selling, general and administrative	65,010	84,168	288,650	343,864
Research and development	35,049	50,171	171,312	185,062
Collaborative profit sharing	63,071	75,380	257,127	302,861
Restructuring	7,328	5,604	16,780	16,980
Total costs and expenses	184,500	232,773	795,556	931,766

Operating loss	(10,310)	(47,246)	(126,743)	(173,347)

Interest and other income, net	(8,874)	(3,025)	(25,570)	(12,909)

Net loss	$(19,184)	$(50,271)	$(152,313)	$(186,256)

Net loss per share - basic and diluted	$(0.13)	$(0.35)	$(1.06)	$(1.32)

Shares used in computing net loss per share - basic and diluted	144,033	141,744	143,525	140,702

A reconciliation of reported GAAP operating loss to non-GAAP operating income/(loss) excluding non-cash and other items is provided in the table that follows (in thousands, unaudited):

	Quarter Ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP operating loss	$(10,310)	$(47,246)	$(126,743)	$(173,347)

Stock-based compensation	8,788	9,815	36,022	43,762
Other non-cash compensation	4,104	4,442	19,735	20,161
Depreciation and amortization	14,892	11,610	57,335	38,198
Amortization of deferred revenue	(1,875)	(1,250)	(7,500)	(4,426)
Restructuring	7,328	5,604	16,780	16,980

Non-GAAP operating income/(loss)	$22,927	$(17,025)	$(4,371)	$(58,672)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$442,663	$667,769
Restricted cash	15,000	—
Accounts receivable, net	54,645	60,732
Inventories, net	118,629	99,700
Other current assets	45,458	78,481
Property and equipment, net	811,745	780,058
Other assets	43,289	39,679
Total assets	$1,531,429	$1,726,419

Liabilities and stockholders’ equity
Current liabilities	401,595	365,369
Other liabilities, net of current portion	317,654	294,754
Long-term debt	468,697	643,762
Stockholders’ equity	343,483	422,534
Total liabilities and stockholders’ equity	$1,531,429	$1,726,419

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CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com